Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made between Agilysys, Inc. (“Agilysys” or the “Company”) and Ramesh Srinivasan (“you”) and is effective June 18, 2026 (the “Effective Date”). Except with respect to any documents related to previously granted equity awards, this Agreement supersedes in all respects all prior agreements between you and the Company regarding the subject matter herein, including without limitation (i) the employment agreement between you and the Company dated March 10, 2023 (the “Prior Employment Agreement”), and (ii) any other offer letter, employment agreement or severance agreement.

1.
Employment Period. Subject to termination pursuant to Section 6 hereof, the term of this Agreement shall commence effective on the Effective Date and continue for the period of three years (the “Initial Employment Period”). The Initial Employment Period will automatically extend for successive periods of one year (each a “Renewal Period” and each such Renewal Period together with the Initial Employment Period shall be referenced collectively as the “Employment Period”) at the end of the Initial Employment Period and any Renewal Period unless either the Company or you notifies the other in writing (a “Non-Renewal Notice”) of a decision not to renew the Initial Employment Period or the Renewal Period, as applicable, at least 90 days prior to the end of the Initial Employment Period or the Renewal Period, as applicable. If the Company provides such Non-Renewal Notice and elects not to employ you at the end of the Initial Employment Period or the Renewal Period, as the case may be, and you are still employed at the end of the Initial Employment Period or such Renewal Period (i.e. there has not been a termination of employment as otherwise provided below), you will be bound to the restrictive covenant of Section 8.C for a period of 12 months, and you shall be paid the Severance Payment as if this were a Section 6.B termination Without Cause.
2.
Position. You shall be employed in the position of Chief Executive Officer and President, with the duties and responsibilities customarily associated with that position.
3.
Best Efforts. You shall devote all of your business time and attention to your duties as an employee of Agilysys. You shall use your commercially reasonable best efforts, energies, and skills to advance the business of Agilysys, to further and improve its relations with suppliers, customers and others, and to keep available to Agilysys the services of its employees. You shall perform your duties in compliance with all laws and Agilysys’ published policies, including ethical standards set forth in the Code of Business Conduct. You may engage in outside board activities to the extent approved by the board of directors of Agilysys (the “Board”), or as provided in Section 8.C (1) and (2).
4.
Board Membership. You were elected as a member of the Board upon the commencement of your employment, to serve under the same terms as the other directors of the Company, with no additional compensation. While you remain Chief Executive Officer of Agilysys, you will be nominated each year as a candidate for re-election as a member of the Board, to serve under the same terms as the other directors of the Company, with no additional compensation. You will resign from the Board upon termination of employment.
5.
Compensation. Your compensation will be pursuant to Agilysys’ standard programs in effect from time to time. You shall be eligible to participate in any and all employee benefit plans or programs of the Company generally available to any of its senior level executive employees, on terms no less favorable than provided to any such senior level executive employee of the Company.
A.
Base Salary. You will be paid a Base Salary at an annual rate of Six Hundred Thousand Dollars ($600,000), payable in semi-monthly installments in accordance with the Company’s regular payroll practice and subject to applicable employment and income tax withholding. Your Base Salary will be subject to annual review and adjustment and may be increased but not decreased.
B.
Target Bonus. You will be entitled to participate in the Company’s executive bonus program at an annual target bonus of 100% of Base Salary and a maximum bonus of 150% of Base Salary, with the actual amount to be determined in the discretion of Compensation Committee based on Company and individual performance. This bonus will be payable in shares of the Company’s common stock, which may be in the form of fully vested shares granted upon attainment of annual performance goals or performance shares that will vest upon attainment of annual performance goals, in each case as determined by the Board (after considering in good faith input from you), and otherwise in accordance with Agilysys’ stock incentive plans. For any fiscal year, the applicable performance goals will be set and any performance shares will be granted as soon as administratively practicable but in no event later than the 90th day of that fiscal year. (For example, for fiscal year 2024 that begins in April 2023, the goals must be set and any performance shares granted, no later than June 30, 2023.) Any performance shares that are earned will vest and be settled on the earlier of the first anniversary of the grant date or the date specified in the applicable stock award agreement after the Compensation Committee’s determination of the level of achievement of the performance goals, otherwise any shares that are earned will be granted, fully vested, as soon as administratively practicable after the Compensation Committee’s determination of the level of achievement of the performance goals, but in no event later than the 90th day of the following fiscal year. The existing bonus program under the Prior Employment Agreement shall continue through the end of the current fiscal year and is incorporated herein,
C.
Equity Grant.
i.
Subject to approval by the Board and your continued employment with the Company through the applicable grant date, you will receive an equity grant in restricted stock units equal to $6,800,000 (the “RSU Equity Grant”). The number of restricted stock units subject to the RSU Equity Grant will be determined by dividing $6,800,000 by the 20-Day VWAP as of the date of grant (the “Date of Grant”). “20-Day VWAP” means the volume weighted average trading price on the NASDAQ (or such other market on which the Company’s Common Stock is then principally listed) of one share of the Company’s common stock for the twenty (20) trading days immediately preceding the date of determination. Such RSU Equity Grant shall be subject to the terms and conditions of the Company’s 2024 Equity Incentive Plan (as amended and/or amended and restated from time to time, the “Plan”) and the underlying restricted stock unit award agreement.
ii.
Fifty percent of the RSU Equity Grant ($3,400,000 value) shall be time based with no performance element. Sixty-seven percent (67%) of this amount shall vest on the second anniversary of the Date of Grant, and the remaining thirty-three percent (33%) shall vest in equal quarterly installments beginning on the date that is 90 days following the second anniversary of the Date of Grant and continuing for each of the next three successive 90th days thereafter, subject in each case to your continued employment through each applicable vesting date.
iii.
The remaining fifty percent (50%) of the RSU Equity Grant ($3,400,000 value) shall be conditioned upon the achievement of the performance metrics set forth in this Section 5.C.iii. (the “Performance-Based RSUs”), which performance metrics must be achieved by the third anniversary of the Date of Grant. The Performance-Based RSUs shall be divided into three equal tranches consisting of one-third of the Performance-Based RSUs (the “First Tranche,” “Second Tranche,” and “Third Tranche,” accordingly). Each Tranche will be subject to the following performance metrics, both of which must be satisfied in order for the Tranche to be earned (the “Performance Metrics”): (i) the 20-Day VWAP of the Company’s common stock shall be equal to or higher than the Stock Price Target for such Tranche, and (ii) you have been continuously employed with the Company since the Date of Grant for a minimum of two years. The Stock Price Targets for each Tranche shall be:

Tranche	Stock Price Target
First Tranche	$105
Second Tranche	$120
Third Tranche	$135

Subject to Section 5.C.v., below, if the applicable Performance Metrics relating to the First Tranche, the Second Tranche or the Third Tranche are not satisfied by the third-anniversary of the Date of Grant, then such Tranche for which the Performance Metrics have not been satisfied shall not vest and shall be forfeited.

iv.
If a Performance Metric is achieved prior to the second-anniversary of the Date of Grant, then sixty-seven percent (67%) of the applicable Tranche for which the Performance Metric was achieved shall vest on the second anniversary of the Date of Grant, and the remaining thirty-three percent (33%) shall vest in equal quarterly installments beginning on the date that is 90 days following the second anniversary of the Date of Grant and continuing for each of the next three successive 90th days thereafter (each such quarterly period, a “Quarterly Tranche Vesting Period”), subject in each case to your continued employment through each applicable vesting date. If a Performance Metric for a Tranche is achieved on or after the second anniversary of the Date of Grant, then the applicable Tranche for which the Performance Metric was achieved shall vest sixty-seven percent (67%) on the day after the Performance Metric was achieved, and the remaining thirty-three percent (33%) shall vest in equal installments beginning at the end of the current Quarterly Tranche Vesting Period and continuing for the end of each successive Quarterly Tranche Vesting Period, subject in each case to your continued employment through the applicable vesting date.
v.
The RSU Equity Grant shall be subject to Section 12 of the Plan upon the occurrence of a Change in Control. Notwithstanding the foregoing, your Award Agreement shall provide that if the Performance-Based RSUs have not attained the applicable Stock Price Target prior to the Change in Control, they shall immediately vest fully if the per share consideration payable on a Change in Control is equal to or greater than $105 per share in the case of the First Tranche, $120 in the case of the Second Tranche, and $135 in the case of the Third Tranche, in each case as determined by the Company, and if not, a Tranche shall vest based on the percentages obtained by the following formulas: (A) with respect to the First Tranche, (i) the consideration paid pursuant to the Change in Control divided by (ii) $105;(B) with respect to the Second Tranche, (i) the consideration paid pursuant to the Change in Control divided by (ii) $120; and (C) with respect to the Third Tranche, (i) the consideration paid pursuant to the Change in Control divided by (ii) $135. For example, if the consideration paid pursuant to the Change in Control is $110, then 100% of the First Tranche would vest; 91.7% of the Second Tranche would vest, 82.5% of the Third Tranche would vest, and the remaining Performance-Based RSUs would terminate and be forfeited.
vi.
Notwithstanding Section 6.A.(a) of this Agreement, if your employment terminates prior to the third anniversary of the Date of Grant due to your death or Disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the Performance-Based RSUs have attained the applicable Stock Price Target prior to such termination, then the applicable Tranche shall immediately vest as of the date of such termination. Any corresponding shares of common stock underlying the Performance-Based RSUs that vest pursuant to this Section 5.C.vi. will be settled in favor of you, your estate or legal representative on the date specified in the underlying restricted stock unit award agreement.
vii.
In addition to the RSU Equity Grant, subject to the approval of the Board and your continued employment with the Company on the applicable grant date, you will be eligible to receive additional equity grants as determined by the Board in its sole discretion.

D.
Paid Time Off. You shall be eligible for unlimited paid time off as set forth by the Company and subject to the Company’s unlimited paid time off and holiday policies applicable to the Company’s senior level executive employees as in effect from time to time.
E.
Business Expenses. The Company shall reimburse you for all reasonable expenses incurred by you in performance of your duties, in accordance with the Company’s policy applicable to a majority of the other officers or directors of the Company.
F.
Travel Expenses. You shall be reimbursed for all reasonable travel expenses incurred while performing duties on behalf of the Company, in accordance with the Company’s policy applicable to a majority of the other officers or directors of the Company. You will be permitted to fly business class based on your discretion.

6.
Termination. Your employment may be terminated for Cause by Agilysys, voluntarily by you, by you for Good Reason, or without Cause by Agilysys. The last date of your employment as a result of termination for any of these reasons is the “Termination Date.”

A.
Termination for Cause and Voluntary Termination. If your employment terminates for any of the following reasons: (a) your death or Disability; (b) the issuance by Agilysys of a notice terminating your employment “for Cause” (which, for these purposes, means: (i) your conviction of a crime involving misappropriation of money or other property or conviction of a felony, or a guilty plea or plea of nolo contendere by you with respect to a felony, (ii) conduct by you that is Prohibited Activity under Section 8.C. below, (iii) conduct by you that breaches your duty of loyalty to the Company or your willful misconduct, any of which materially injures the Company, or (iv) a willful and material breach by you of your material obligations under any agreement entered into between you and the Company that materially injures the Company, or (v) your failure to substantially perform your reasonable duties with the Company (other than by reason of your Disability) that materially injures the Company (the failure to make target budgets is not such a failure, nor shall you be required to take any action that you reasonably believe violates any law or Company policy); or (c) you voluntarily resign your employment without Good Reason, then your salary will end on the Termination Date, provided that you still will be paid accrued but unpaid base salary, any performance shares for the prior year which were vested and earned but not yet issued, and reimbursement for any unreimbursed expenses. Notwithstanding any contrary provision of this Agreement, a termination of your employment shall not be for “Cause” under Section 6.A.(b)(iii) and (iv) unless Agilysys notifies you in writing of the alleged failure or breach that the Company claims constitutes Cause, and you fail to substantially cure such failure or breach (if it can be cured) within thirty (30) days of your receipt of such notice.
B.
Termination Without Cause or Good Reason. If your employment is terminated by Agilysys for any reason other than for Cause, or by you due to Good Reason, upon effectiveness of a mutually-agreeable release of claims in favor of the Company, you will be paid a severance payment equal to two years regular base salary and the value of two years target bonus annual incentive performance shares (calculated at 100% of target for that year), which will be at the rate applicable to you at the time your employment terminates (the “Severance Payment”), which will be paid during regular pay intervals during the two year period following the Termination Date (“Severance Period”). For example, if base salary is $600,000.00, the Severance Payment would be Two Million Four Hundred Thousand dollars ($2,400,000.00) (for clarity, no performance shares will be issued, the payment is in cash). In addition, in any termination pursuant to this Section 6.B, regardless of when such termination occurs, you will also receive (i) a lump sum payment in cash on the 60th day following the Termination Date in an amount equal to the total after-tax premiums you would be required to pay for 24 months of COBRA continuation coverage under the employer’s health benefit plan (i.e., medical, dental and vision coverage), determined using the COBRA premium rate in effect for the level of coverage that you have in place for you and your dependents immediately prior to the Termination Date, regardless of whether you or your dependents elect COBRA (the “COBRA Payment”), (ii) a lump sum in cash of a pro-rated bonus for the year of termination based on actual performance and without the exercise of negative discretion by the Board, (iii) twelve (12) months of accelerated vesting of all equity compensation awards that are subject only to time or service-based vesting and were unvested and outstanding immediately prior to the Termination Date, including any Tranche of the Performance-Based RSUs for which the applicable Stock Price Target has been achieved as of the Termination Date and is unvested due only to the time or service-based Performance Metric, and (iv) the Company shall transfer to you ownership of the laptop computer issued to and used by you; provided, however, that as an express condition thereto, you must, no later than three (3) days after such termination, deliver the laptop to the Company for the identification and permanent removal of all Company records and proprietary data; following such data removal, the Company shall return the laptop to you, and ownership shall be transferred on an 'as is' basis without warranty. The release of claims required by this Section 6.B. will not impose any post-employment obligations on you other than reasonable non-disparagement obligations and those obligations to which you already have agreed in writing. You will not otherwise be eligible for severance under any Agilysys severance plan. Notwithstanding any other provision of this Agreement, in all cases of termination of employment, you will be paid accrued but unpaid base salary and be reimbursed for any unreimbursed expenses.

C.
Good Reason. If any of the following occurs without your express written consent: (i) a reduction in your base salary or target bonus opportunity, (ii) a material diminution in your authority, duties or responsibilities (including, without limitation, your no longer being the CEO of a publicly-traded company or the requirement that you report to anyone other than the Company’s Board of Directors or following a Change in Control you are not the chief executive officer of the ultimate parent of the resulting entity), (iii) your removal as a member of the Board (other than by your voluntary resignation), or your failure to be appointed to the board of directors of the ultimate parent of any resulting entity following a Change in Control, (iv) any other action that constitutes a willful and material breach by Agilysys of a material provision of this Agreement, (v) a material reduction in the benefits provided to you that is not part of a broader reduction of benefits applicable to substantially all other officers of the Company, (vi) a change of more than 50 miles in the geographic location at which you are required to provide services to the Company, or (vii) a material breach of this Agreement by Agilysys, including the failure to pay your current compensation or benefits when due (“Good Reason”), then you may terminate your employment due to Good Reason if you provide notice to Agilysys within 90 days of the condition giving rise to the Good Reason, and Agilysys fails to materially cure such condition within 30 days following the date of such notice, upon which failure to cure your employment shall immediately terminate for Good Reason. Such termination for Good Reason will be deemed a termination by Agilysys without Cause for purposes of this Agreement, and you shall be entitled to the Severance Payments described in Section 6.B. or 6.D, as applicable.
D.
Change in Control. Notwithstanding any other provision contained herein, if your employment hereunder is terminated within three (3) months before or twenty-four (24) months following a Change in Control (as defined below) by Agilysys without Cause, or by you due to Good Reason, in addition to payment of any accrued but unpaid base salary, the pro rata amount of your target bonus for the year of termination, any earned but unpaid bonus for the year prior to the year of termination and reimbursement for unpaid expenses, each as of the Termination Date, then you will be entitled to receive:
i.
A lump sum payment in cash on the 60th day following the Termination Date of an amount equal to two times the sum of (a) your annual base salary and (b) the value of 100% of the target bonus annual incentive performance shares for the year of the Termination Date, in each case determined by the greater of the rate applicable immediately prior to the Change in Control or your Termination Date;
ii.
A lump sum payment in cash on the 60th day following the Termination Date of an amount equal to two times the COBRA Payment; and
iii.
100% release of all restrictions on Held Shares (defined in the award agreement and as modified herein) that were subject to any restrictions immediately prior to the Termination Date on the Termination Date. For the purposes of what constitutes “Held Shares” under any award agreement only the then unvested portion on the day prior to the Change in Control (which vest on the Change in Control) are subject to Held Share restrictions, the then vested portion is not. And, as to those restrictions (and the definition of Holding Period) they lapse on the earlier of 12 months after the date of the Change in Control, or the remainder of the vesting period. As to the Held Shares, your death or Disability are treated as a termination Without Cause or Good Reason, which results in the immediate lapse of the restrictions without regard to the remaining vesting period or remainder of the 12 months.

You will not otherwise be eligible for severance under any Agilysys severance plan or any other provision of this Agreement.

E.
Definition of Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of one of the following:
i.
Any one Person (or more than one Person acting as a Group) acquires directly or indirectly beneficial Ownership of stock of Agilysys that, together with the stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the issued and outstanding stock of Agilysys; provided that, a further Change in Control shall not occur if any Person (or more than one Person acting as a Group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock. The terms

“Person”, “Group”, “Beneficial Ownership” shall have the meanings used in the Securities Exchange Act of 1934, as amended;
ii.
A majority of the members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of appointment or election;
iii.
The sale or other disposition of all or substantially all of Agilysys’ assets.

Notwithstanding the foregoing, for purposes of this Agreement a Change in Control shall not occur unless such transaction constitutes a change in the ownership of Agilysys, a change in effective control of Agilysys, or a change in the ownership of a substantial portion of Agilysys’ assets under Section 409A (as defined below).

F.
No Offset. The payments contemplated herein shall not be subject to any duty of mitigation by you nor to any offset for any income earned by you following any termination.
7.
Confidential Information. During the course of your employment, you will learn various proprietary or confidential information of Agilysys and/or its related and affiliated companies (including the identity of customers and employees; vendor information; marketing information and strategies; sales training techniques and programs; product development and design; acquisition and divestiture opportunities and discussions; and data processing and management information systems, programs, and practices). You shall use such information only in connection with the performance of your duties to Agilysys and agree not to copy, disclose, or otherwise use such information or contest its confidential or proprietary nature. You agree to return any and all written documents containing such information to Agilysys upon termination of your employment. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede you (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation (any such activity, “Protected Activity”). You do not need the prior authorization of Agilysys to engage in Protected Activity and you shall not be required to notify Agilysys that you have engaged in Protected Activity. Similarly, nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. By way of reference, 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
8.
Restrictive Covenants.
A.
Confidentiality. During the time of your employment with the Company and for twenty-four months thereafter, you will be subject to confidentiality and non-disclosure requirements in accordance with the Company’s standard confidentiality and employee non-disclosure agreement, provided that nothing in any agreement between you and the Company will limit your ability to engage in Protected Activity as defined in Section 7. You also agree to provide reasonable cooperation to the Company for such period with respect to any and all post-termination litigation and regulatory matters wherein the Company requests your assistance, provided that you will be reimbursed for reasonable expenses incurred in providing such cooperation.

B.
No Hiring. During the time of your employment with the Company and for 24 months thereafter, you agree not to employ or retain, have any other person or firm employ or retain, or otherwise participate in the employment or retention of any person who was an employee or consultant of Agilysys at any time during the twenty-four months preceding the end of your employment with the Company, provided that it will not be a violation of this Section 8.B. if an enterprise with which you are affiliated employs any such employee or consultant so long as you are not directly or indirectly involved in such action, or you receive the Company’s consent in writing.
C.
Non-Competition. Because of Agilysys’ legitimate business interest as described herein and the good and valuable consideration provided to you, during the time of your employment with the Company and subject to contrary provisions herein including Section 1, continuing for the 24-month period beginning on the Termination Date whether your employment is terminated at your option or at the option of Agilysys, for any reason, good reason, or no reason, you agree and covenant not to engage in Prohibited Activity within the “Territory” (as defined below). Notwithstanding anything to the contrary in this Section 8.C, after the Termination Date, you shall not be restricted from providing services to a former client or customer of the Company who voluntarily seeks your services without solicitation from or contact instigated by you.

For purposes of this Section 8.C., “Prohibited Activity” is activity in which you contribute your knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other capacity similar to the capacity in which you provided services to the Company, to an entity engaged in the same or similar business as Agilysys, specifically, as of the Effective Date, in the business of developing and/or selling the point of sale (POS), property management, inventory and procurement for food and beverage, and related wireless solutions to the hospitality or gaming industries, or any other business or product that Agilysys provides or is actively developing to provide to the hospitality or gaming industries. Any disclosure of trade secrets, proprietary information or Confidential Information, other than Protected Activity, is also Prohibited Activity.

For purposes of this Section 8.C., “Territory” shall mean each state, province, or other political subdivision in which the Company is engaged in the Business as of the Termination Date.

During the Employment Period, nothing herein shall prohibit you from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls, such corporation. In addition, nothing in this Agreement prohibits: 1) your participation in two other board of directors of non-competitive companies, or 2) participation in clubs, trade/industry and educational organizations.

It is understood and acknowledged that any non-competition obligation arising under this Section 8.C shall be in addition to any other obligations on your part under this Agreement, including but not limited to the confidentiality and no-hiring provisions of Sections 7 and 8.A., above.

9.
Assignment of Inventions. Agilysys by law is entitled to all rights, ideas, inventions and works of authorship relating to its business that are made by its employees during the scope of their work, whether or not conceived during regular business hours, for Agilysys when using Agilysys resources. You agree to promptly and fully disclose to Agilysys all ideas, inventions, discoveries, creations, designs, methods, and other technology and rights (and any related improvements or modifications thereof), whether or not protectable under any form of legal protection afforded to intellectual property (collectively, “Innovations”), relating to any activities or proposed activities of Agilysys and its affiliates and subsidiaries, conceived or developed by you (alone or jointly with others) during your employment, whether or not conceived during regular business hours. Such Innovations shall be the sole property of Agilysys. To the extent possible, such Innovations shall be considered a Work Made for Hire under the U.S. Copyright Act. To the extent the Innovations may not be considered such a Work Made for Hire, you agree to automatically assign to Agilysys, at the time of creation of such Innovations, any right, title, or interest that you may have in such Innovations. You further agree that you will execute such written instruments, and perform any other tasks as may be necessary in the opinion of Agilysys to obtain a patent, register a copyright, or otherwise protect or enforce Agilysys’ rights in such Innovations.

10.
Specific Performance and Injunctive Relief. You acknowledge that Agilysys will be irreparably damaged if the provisions of this Agreement are not specifically enforced, that monetary damages will not provide an adequate remedy to Agilysys, and that Agilysys is entitled to an injunction (preliminary, temporary, or final) restraining any violation of this Agreement (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies are not exclusive and shall be in addition to any other remedy which Agilysys may have.
11.
Severability and Reformation. The provisions of Sections 7 through 11 of this Agreement constitute independent and separable covenants which unless otherwise stated shall survive termination or expiration of the Employment Period. Any section, paragraph, phrase, or other provision of this Agreement that is determined by a court of competent jurisdiction to be overly broad in scope, duration, or area of applicability or in conflict with any applicable statute or rule shall be deemed, if possible, to be omitted from this Agreement. The invalidity of any portion hereof shall not affect the validity of the remaining portions.
12.
Representation. You represent and warrant that in the past 15 years you have not been convicted of, nor entered a guilty plea or plea of nolo contendere with respect to, a crime involving misappropriation of money or other property or a felony in any jurisdiction, nor, to your knowledge, have you been charged with or notified of pending charges with respect to, or are you currently being investigated for, any such crime or felony.
13.
Assignment.
A.
This Agreement is personal to you and cannot be assigned by you to any other party. The Company agrees to consider in good faith any reasonable request by you to accommodate your estate/family planning regarding the equity award.
B.
This Agreement shall inure to the benefit of, and be binding upon and enforceable by Agilysys, and its successors and assigns. This Agreement may be assigned by Agilysys, and its duties delegated without your consent, to a third party (“Assignee”) in connection with the sale or transfer of all or substantially all of Agilysys’ business whether by way of sale of stock, sale of assets, merger or other transaction. Such assignment by Agilysys will not constitute nor be deemed a termination of your employment by Agilysys. After such assignment and delegation, any further rights which you have under this Agreement will be the responsibility of the Assignee.
14.
General. This Agreement constitutes our full understanding relating to your employment with Agilysys, and replaces and supersedes any and all agreements, contracts, representations or understandings with respect to your employment except as otherwise set forth herein. This Agreement is governed by and is to be construed and enforced in accordance with the internal laws of the State of Georgia, without giving effect to principles of conflicts of law. In the event of a conflict or inconsistency between the terms hereof and the provisions of Agilysys’ Employee Handbook or its Policies and Procedures, the terms hereof shall control; otherwise, the provisions of the Employee Handbook shall remain applicable to your employment relationship. Any controversy involving the construction or application of any terms, covenants or conditions of the Agreement, or any claims arising out of any alleged breach of the Agreement, will be submitted to and resolved by final and binding arbitration in Las Vegas, Nevada, conducted pursuant to the rules of the American Arbitration Association. This Agreement may not be superseded, amended, or modified except in a writing signed by both parties.
15.
Section 280G.
A.
Reduction. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to your or for your benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 15, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either:
i.
reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”); or

ii.
payable in full if your receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in you receiving an amount greater than the Reduced Amount.
B.
Order of Reduction. The Covered Payments shall be reduced in a manner that maximizes your economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.
C.
Determinations. Any determination required under this Section 15 shall be made in writing in good faith by the accounting firm that was the Company’s independent auditor immediately before the occurrence of the Change in Control or another mutually agreed accounting firm (the “Accountants”), which shall provide detailed supporting calculations to you and the Company as requested by you or the Company. You and the Company shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 15. For purposes of making the calculations and determinations required by this Section 15, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on you and the Company. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 15.
16.
Section 409A. The intent of the parties is that payments and benefits under this Agreement are exempt from, or to the extent required, comply with Section 409A of the Code (“Section 409A”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” To the extent required to avoid an accelerated or additional tax under Section 409A: each payment or benefit amount shall be construed as a separate identified payment; if you are a “specified employee” under Section 409A when you separate from service, amounts of “nonqualified deferred compensation,” if any, otherwise payable during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your separation from service (or, if earlier, your date of your death). To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which you incurred such expenses, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. To the extent any payments or benefits are subject to delivery of a release of claims, such release of claims must be delivered no later than 60 days following such termination of employment; provided, however, that if the revocation period applicable to such release crosses two calendar years, such payments or benefits will be paid or provided in the second of the two years if necessary to avoid adverse taxation under Section 409A of the Code. To the extent any payments or benefits payment hereunder are a series of installments, each installment shall be treated as a separate payment for purposes of Section 409A. In the event of a termination prior to a Change in Control pursuant to which you are entitled to receive payments and benefits pursuant to Section 6.D. of this agreement, the payments pursuant to Section 6.D.(i) shall continue to be paid on the original schedule to the extent necessary to avoid adverse tax consequences under Section 409A.

17.
Indemnification. Agilysys will indemnify you and hold you harmless to the extent provided under the Company’s certificate of incorporation and by-laws against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties and obligations with Agilysys on terms no less favorable than provided to any of its other executive officer or members of the Board. This obligation shall survive your termination of employment with the Company. The Company shall cover you under an indemnification agreement and directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement (for not less than two (2) years) in the same amount and to the same extent as the Company covers its other officers and directors on terms no less favorable than provided to any of its other officers or members of the Board.

In witness whereof the parties have executed this Agreement this 18th day of June 2026.

AGILYSYS, INC.

/s/ Michael Kaufman
By:	Michael Kaufman
Chairman of the Board

/s/ Ramesh Srinivasan
By:	Ramesh Srinivasan